Exhibit 99.1

U.S. Rare Earths has entered into two agreements with Oak Ridge National Laboratory

The first is an exclusive agreement with Oak Ridge National Laboratory for the Recycling of Rare Earths from Electronic E-Waste
The second is a licensing agreement for the Oak Ridge National Laboratory technology for the extraction process of specific elements from mining materials

PLANO, Texas, Aug. 3, 2015 /PRNewswire/ — U.S. Rare Earths, Inc. (OTCQB: UREE), a rare earths exploration company with approximately 25,000 acres of mining claims in the U.S., announced today that it has entered into an exclusive global commercial patent license agreement with the Oak Ridge National Laboratory to utilize the Membrane Assisted Solvent Extraction for Rare Earths Technology (“MSX Technology”), which results in the recovery and separation of Neodymium, Dysprosium and Praseodymium from electronic E-waste.

U.S. Rare Earths has also signed a non-exclusive commercial patent license agreement for use of MSX Technology with intention of separation of REEs from their claims in the United States. Both the exclusive and non-exclusive commercial patent license agreement were signed between UT-Battelle, LLC, (a limited liability partnership between the University of Tennessee and Battelle Memorial Institute), (“Licensor”) and U.S. Rare Earths, Inc. (Licensee).

The Licensor, manages and operates the Oak Ridge National Laboratory under contract with the United States Department of Energy (DoE).

The Licensor created the MSX Technology specifically for the recovery of Neodymium, Dysprosium and Praseodymium on a mandate from the U.S. government to seek alternative sources of these critical materials, that are currently produced and processed almost exclusively by the Chinese.  These rare earth elements are required for the manufacturing of automobile electronic motors, wind turbines, computer hard drives, electronic displays, and fluorescent bulbs.  They are often referred to as “technology metals.”

Kevin Cassidy, CEO for U.S. Rare Earths, Inc., commented: “We initially entered in discussions with the Oak Ridge National Laboratory after receiving approval from the U.S. Forest Service to reopen the northern adit and access a stockpile of material located on USRE-held mining claims.

“Our Last Chance Mine stockpile contains several tons of highly concentrated rare earths material and offers a short term domestic supply of rare earths so we were motivated to secure a cost effective way to provide a competitive source of technology metals. Based on conversations around our mutual commitment to U.S. sustainability, we agreed that the recycling of electronic E-waste will provide a competitive source of Neodymium, Dysprosium and Praseodymium for growing the cleantech sector including electric vehicles.”

Background:

U.S. Rare Earths, Inc. received approval to re-open the Last Chance northern adit in August 2014, which allows for the retrieval of up to 2,500 short tons of metallurgical sample material from the adit and/or a historic surface stockpile. Based on historical data and field observation, the stockpile of material is believed to have rare earth mineralization occurrences.

The Last Chance vein was first explored by Elkhorn Mining Co, in the 1950s, under support by the Defense Minerals Exploration Administration (DMEA).  After passing through several other owners, the property was held by the Union Pacific Railroad Co (UPRR) during the 1970s.  During this period UPRR developed two adits, a shaft, and completed several drill holes to explore the Last Chance Vein.  The adits developed by UPRR consist of a northern adit 755 feet long and a southern adit 452 feet long. While the adits are not connected, both adits intersect the vein.

Additional underground work by UPRR included development of an 80-foot vertical shaft located between the adits which also intersected the vein with a short 22-foot tunnel.  During the 1980s, renewed interest by Idaho Energy Resources Company (IERCO) in the rare earth content held in the Last Chance vein deposit led to additional rehabilitation and underground work on the northern adit.  IERCO expanded the northern adit by driving an additional

100 feet to the northwest. The northern adit was last worked by IERCO in 1989 and has since been closed-in for safety purposes. U.S. Rare earths acquired this property in 2010.

About U.S. Rare Earths, Inc.

U.S. Rare Earths, Inc. (“USRE”) is a domestic rare earths exploration company with approximately 25,000 acres of mining claims in Idaho, Montana and Colorado. Having received approval from the U.S. Forest Service to access a stockpile located on USRE-held mining claims, the Company plans on utilizing a non-exclusive license for mining materials from the Oak Ridge National Laboratory for extraction of Neodymium, Dysprosium and Praseodymium.

In addition to the utilization of Membrane Assisted Solvent Extraction Technology (“MSX Technology”) for the extraction of USRE mining materials, USRE has secured an exclusive global license with the Oak Ridge National Laboratory for the extraction of these critical materials from electronic E-waste.

USRE has a completed NI-43-101 compliant preliminary exploration and assessment that shows high concentrations of rare earths on its Lemhi Pass (western Montana and eastern Idaho) property. These exploration records suggest that Lemhi Pass may hold some of the highest concentrations of critical rare earths elements within a dark monazite, providing a competitive advantage in the separation of rare earths. Special mineralogy at other properties, like the Last Chance Project, includes a deposit rich in high demand Europium, as well as heavy rare earth elements especially Dysprosium and Neodymium, among others.

For more information visit: www.usrareearths.com

Safe Harbor Statement:

Some statements contained in this news release are forward-looking statements, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as “desires,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates” or similar expressions. These statements are not guarantees of the Company’s future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, rare-earth industry risks, estimates of mineralized materials, litigation risks, plans to raise capital, and board, management and governance risks. Additional information regarding factors that could cause results to differ materially from management’s expectations is found in the Company’s SEC filings. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.